Exhibit 10.1
Lam Research Corporation
Senior Executive Transition Policy

Purpose	To memorialize a policy (the “Policy”) to provide an opportunity for eligible executives of Lam Research Corporation (the “Company”) to work a mutually agreed reduced schedule in anticipation of subsequent retirement with the aim of promoting more orderly transitions of senior executives in such circumstances (a “Transition”).

Participant	An executive serving as the Chief Executive Officer (“CEO”), President, Executive Vice President or Senior Vice President (each, a “Participant”) at such time as the Participant provides the Notice described under “Eligibility”.

Eligibility
To be eligible for a Transition, a Participant:
1.Must have attained the minimum age of 55 and completed at least five years of Service (as defined herein), and the sum of the Participant’s age (rounded down to the nearest whole year) and years of Service must be equal to or greater than 70;
2.Must have provided written notice (the “Notice”) of the Participant’s desire to discuss a Transition to the CEO (unless the CEO is giving the Notice, in which case Notice is to be given to the chair of the Compensation and Human Resources Committee). A copy of any Notice will be provided to the full Compensation and Human Resources Committee by the recipient of the Notice (or, in the case of a Notice by the CEO, to the independent members of the Company’s board of directors (the “Board”)), and at least 12 months must have elapsed since such Notice was provided;
3.Must have agreed in writing to a definitive agreement of Transition (a “Transition Agreement”), prior to the commencement of the Transition, in a form (the “Form Agreement”) provided by the Company at such time (for reference, the Company’s current form, which it may modify in its discretion prior to a Transition, is attached hereto Exhibit A), that includes the binding terms and conditions of the specific Transition, including, among other things, that neither (i) the termination of the Participant’s employment, voluntarily or involuntarily, for any or no cause, at the end of the mutually-agreed upon period of the Transition, nor (ii) any reduction in the scope of a Participant’s duties or responsibilities, change to the person or persons to whom the Participant reports, and/or reduction in salary, benefits or compensation (target or actual) in the course of the Transition that is consistent with the terms of the Policy, does or will, in either case, constitute an Involuntary Termination for any purpose, including, without limitation, under the Company’s Executive Severance Policy, Executive Change in Control Policy, any stock incentive plan of the Company, or any equity award agreement. The Company and a Participant may by mutual agreement agree to terms that vary from those of the Form Agreement.

For the avoidance of doubt, a Participant’s provision of the Notice, standing alone, shall not constitute notice of such Participant’s Voluntary Resignation under the Company’s Executive Severance Policy or Executive Change in Control Policy. For example, if a Participant provides the Notice, without more, and is thereafter subject to an Involuntary Termination, the Participant shall not be deemed to have tendered their Voluntary Resignation and shall be eligible for the rights and benefits available to them for the Involuntary Termination under the Company’s Executive Severance Policy or Executive Change in Control Policy, as applicable.

Service	“Service” as used in this Policy refers to full time service as an employee of the Company or any of its subsidiaries. For the avoidance of doubt, years of service shall include service with any acquired subsidiaries as in existence prior to their acquisition by the Company.

Requirements	During a Transition under the Policy, and as long as a Participant is employed by the Company, the Participant must (i) not either directly or indirectly, whether as a director, officer, consultant, employee or advisor or in any other capacity (1) render any services to any company, business, agency, partnership or entity engaged in a business competitive with the Company (“Restricted Business”) other than the Company, (2) directly induce or attempt to influence any employee of the Company to leave its employ and join any Restricted Business, or (3) make or hold any investment in any Restricted Business other than the Company, whether such investment be by way of loan, purchase of stock or other securities or otherwise, provided that there shall be excluded from the foregoing the ownership of not more than 2% of the listed or traded stock of any publicly held corporation; and (ii) fully comply with the terms and conditions of the Participant’s employment, including compliance with all of the Company’s policies and procedures.

Transition	An eligible Participant shall be eligible, subject to the Participant’s compliance with the requirements of the Policy and the terms and conditions of the Transition Agreement, and provided neither the Company nor the Participant terminates the Participant’s employment, to continue employment (which could include a full- or part-time work schedule of not less than 10 hours per week) for a period of one year (the “Transition Period”), which period may be shortened or lengthened at the discretion of the CEO

(unless the Participant is the CEO, in which case, at the discretion of the independent members of the Board.
Base salary during the Transition Period will be aligned with the Transition role and also subject to proration for part-time work.
If permitted by the terms of the Company’s then-current benefit programs, a Participant will continue to be eligible to participate in Company benefits programs. If a Participant is ineligible to participate in Company benefits programs and does not qualify for participation in any retiree health plan of the Company, then, within 60 days following the beginning of the Transition Period, the Company shall pay in a lump sum any COBRA premiums the Participant would be required to pay for the COBRA benefits selected by Executive for 12 months if the Participant has provided less than 20 years of Service and for 18 months if the Participant has provided 20 or more years of Service. All benefits not specifically addressed in this Policy shall be treated in accordance with the terms of such plans and benefits as in effect from time to time. A Participant in a Transition shall be eligible to participate in and receive payments under the Company’s Annual Incentive Program and any future short-term variable compensation program upon the relevant payment date with the Participant’s target amount to be set in connection with the Transition. A Participant who will enter into a Transition may be eligible for new equity awards at the discretion of the Administrator, with such awards to be aligned with the scope of the Transition role. Any such awards shall generally be service-based restricted stock units with the period of vesting aligned to the remaining duration of the Transition Period, but not less than one year. During the Transition Period, equity awards held by a Participant shall continue to vest according to their terms and such awards will continue to be governed by their terms. At the end of the Transition Period, any remaining outstanding equity awards will be treated according to their terms, including any terms of forfeiture. A Participant in a Transition shall be deemed to be an “Executive” for purposes of the Company’s Executive Change in Control Policy and Executive Severance Policy, notwithstanding any change in such Participant’s title in connection with such Transition. For purposes of the Executive Severance Policy, a Participant shall be deemed to retain the classification as a Tier 1 Executive or Tier 2 Executive, as the case may be, based on the corporate title such Participant held at the time of providing the Notice.

At will employment; Policy and Agreement Create no Legal Rights	Nothing in the Policy or a Participant’s Transition Agreement shall give the Participant any right to continued employment with the Company nor interfere with the ability of the Company to terminate the Participant’s employment with the Company at any time with or without cause. Furthermore, the Company may modify or end the Policy in its complete and absolute discretion at any time and regardless of whether or not a Notice has been given. Nothing in the Policy affords any right to a Participant or potential Participant other than as reflected in any future definitive agreements entered or awards made in connection with any Transition.

Administrator	The Administrator of the Policy shall be the Compensation and Human Resources Committee of the Board, except as the Policy pertains to the CEO, in which case it shall be administered by the independent members of the Board. The Administrator shall have the power to interpret, amend and/or modify the Policy, to adopt such rules for the administration, interpretation, and application of the Policy as are consistent therewith and to interpret or revoke any such rules, and to waive any of the requirements of the Policy. All actions taken and all interpretations and determinations made by the Administrator shall be final and binding upon the Participant, the Company, and all other interested persons.

Exhibit A
Form of Transition Agreement

(See attached.)
NAI-1529652779v4

FORM OF TRANSITION AGREEMENT
This Transition Agreement (this “Agreement”), dated as of [______] (the “Effective Date”), is entered into by and between Lam Research Corporation, a Delaware corporation (the “Company”), and [______] (“Executive”).
RECITALS
WHEREAS, Executive is employed by the Company as its [_______];
WHEREAS, in accordance with the terms of the Company’s Senior Executive Transition Policy (the “Transition Policy”), Executive has provided the Company with written notice (“Notice”) of Executive’s desire to discuss a transition in which Executive would work a reduced schedule in anticipation of subsequent retirement;
WHEREAS, Executive has attained the minimum age and service requirements set forth in the Transition Policy; and
WHEREAS, the Company wishes to retain Executive to provide certain services to the Company until and during the Transition Period (as defined below) under the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of (a) the mutual covenants and agreements set forth in this Agreement, and (b) other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
1.Employment Period.
(a)Term and Operation. This Agreement will commence on the Effective Date and will govern the terms of Executive’s transition, which will begin on [_______] (the “Transition Date”) and shall continue until the date that is [one year] following the Transition Date (such period, the “Transition Period”). Notwithstanding the foregoing, (i) this Agreement may be terminated for any reason or no reason by either party in writing upon [15] days’ written notice to the other party and (ii) the Transition Period may also be extended or shortened upon the mutual agreement of the parties. Notwithstanding anything in this Agreement to the contrary, Executive will be an at-will employee of the Company during the Transition Period.
(b)Position and Duties. The Company and Executive hereby agree that Executive will continue to serve the Company as [_______] to provide transition services on a full-time or part-time basis during the Transition Period, as mutually determined by the Executive and the [Chief Executive Officer/chair of the Board of Directors].
2.Compensation.
(a)Base Salary. During the Transition Period, Executive’s full-time equivalent annual base salary shall be $[_____], subject to proration for part-time work, which amount will be paid in regular installments in accordance with the Company’s payroll practices.
(b)Annual Incentives. During the Transition Period, Executive will be eligible to participate in and receive payments under the Company’s Annual Incentive Program or any other short-term incentive compensation program of the Company with a target award equal to [___]% of Executive’s annual base salary, subject to proration for part-time work.

(c)Employee Benefits. If Executive remains eligible to participate in the Company’s employee benefit plans under the terms of such plans based on the number of hours Executive is regularly scheduled to work during the Transition Period, Executive may continue to participate in such plans during the Transition Period. If Executive is not eligible to participate in the Company’s benefit plans during the Transition Period and does not qualify for participation in the Company’s retiree health plan, then, within 60 days following the Transition Date, the Company shall pay to Executive in a lump sum any COBRA premiums Executive would be required to pay for COBRA benefits provided to Executive for a [__]-month period.
(d)Equity Awards.
(i)Subject to the approval of the [Compensation and Human Resources Committee of the Board of Directors of the Company / Board of Directors of the Company] in its sole discretion, during Executive’s continued service prior to and during the Transition Period, Executive may be eligible to receive equity awards in accordance with the terms of the Company’s equity incentive plan and award agreements.
(ii)During Executive’s continued service during the Transition Period, outstanding equity awards held by Executive shall continue to vest in accordance with, and be governed by, the terms of the applicable award agreements. At the end of the Transition Period, any remaining outstanding equity awards will be treated in accordance with their terms, including any terms of forfeiture; provided that, for the avoidance of doubt, if the Company unilaterally terminates the Agreement without cause prior to the original expiration of the Transition Period, Executive’s equity awards shall be subject to any accelerated vesting provided for in the Company’s Executive Severance Policy or Executive Change in Control Policy, as applicable.
3.Acknowledgments.
(a)During the Transition Period, (a) Executive shall be deemed an “Executive” for purposes of the Company’s Executive Change in Control Policy and Executive Severance Policy, notwithstanding any change in such Executive’s title in connection with this Agreement and (b) for purposes of the Company’s Executive Severance Policy, Executive shall be deemed to retain the classification as a Tier [1/2] Executive. The Company and Executive acknowledge that Executive’s provision of the Notice did not constitute notice of Executive’s Voluntary Resignation under the Company’s Executive Severance Policy or Executive Change in Control Policy.
(b)Executive acknowledges that neither (x) the termination of Executive’s employment for any reason at the end of the mutually-agreed upon Transition Period, nor (y) any reduction in the scope of Executive’s duties or responsibilities, change to the person or persons to whom Executive reports, and/or reduction in salary, benefits or compensation (target or actual) following the Effective Date or during the Transition Period consistent with the terms of this Agreement, does or will, in either case, constitute an “Involuntary Termination” for any purpose, including, without limitation, under the Company’s Executive Severance Policy, Executive Change in Control Policy, any stock incentive plan of the Company, or any equity award agreement.
4.Restrictions During Transition Period. During the Transition Period and while Executive remains employed by the Company or an affiliate, Executive agrees that Executive: (i) will not, either directly or indirectly, whether as a director, officer, consultant, employee or advisor or in any other capacity (1) render any services to any company, business, agency, partnership or entity engaged in a business competitive with the Company (“Restricted Business”) other than the Company, (2) directly induce or attempt to influence any employee of the Company to leave its employ and join any Restricted Business, or (3) make or hold any investment in any Restricted Business other than the Company, whether such investment be by way of loan, purchase of stock or other securities or otherwise, provided that there shall be excluded from the foregoing the ownership of not more than 2% of the listed or traded stock of any publicly held corporation and (ii) will fully comply with the terms and conditions of Executive’s employment, including compliance with all of the Company’s policies and procedures.
5.Tax Matters. The payments and benefits provided under this Agreement will be subject to all applicable tax withholdings. Executive is solely responsible for all taxes imposed on Executive as a result of the receipt of such payments and benefits, and the Company makes no representation or guarantee with respect to any particular tax treatment. To the extent applicable, it is intended that this Agreement and the payments and benefits provided hereunder comply with or be exempt from the provision of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and this Agreement shall be interpreted consistent with this intent. To the extent Executive is a party to another agreement, plan or arrangement with the Company (“Other Agreement”) and under Section 409A a payment or benefit under this Agreement is deemed to be in substitution of a payment or benefit provided under such Other Agreement, and the time or form of the payment or benefit under this Agreement differs from the time or form under the Other Agreement and would result in tax penalties under Section 409A, then, to the extent necessary to avoid tax penalties under Section 409A, amounts owed pursuant to this Agreement shall instead be paid at the time and in the manner provided for in such Other Agreement.
6.Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid or unenforceable in any respect under any applicable law, such invalidity or unenforceability shall not affect any other provision, but this Agreement shall be reformed, construed and enforced as if such invalid or unenforceable provision had never been contained herein.
7.Complete Agreement. This Agreement, together with the Transition Policy, embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.
8.Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and both of which taken together shall constitute one and the same agreement.
9.Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, executors, personal representatives, successors and assigns, except that neither party may assign any rights or delegate any obligations hereunder without the prior written consent of the other party. Executive hereby consents to the assignment by the Company of all of its rights and obligations hereunder to any successor to the Company by merger or consolidation or purchase of all or substantially all of the Company’s assets, provided such transferee or successor assumes the liabilities of the Company hereunder.
10.Choice of Law. This Agreement shall be governed by and enforced in accordance with the laws of the State of California, United States of America.

11.Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.
LAM RESEARCH CORPORATION

By:
Name:
Title:

[NAME]